EXHIBIT 10.2
SEVERANCE AGREEMENT
YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS SEVERANCE AGREEMENT. YOUR SIGNATURE MUST BE NOTARIZED.
This Severance Agreement (the “Agreement”) is entered into knowingly and voluntarily by and between David B. Blake (“Employee”) and Cliffs Natural Resources Inc. and its affiliates identified in Section III.A, below (collectively, the “Company”). Employee and the Company may be collectively referred to as the “Parties.”
RECITALS
A.    Employee has decided to voluntarily resign from his position with the Company as the Senior Vice President of Eastern Canadian Operations and terminate his employment effective October 31, 2013 (the “Termination Date”).
B.    The Company agrees to pay Employee all wages and other compensation earned through the Termination Date.
C.    Employee and the Company desire to establish the terms for an amicable termination of Employee’s employment, to facilitate an appropriate transition of Employee’s responsibilities, and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.
D.    The Company desires to offer Employee the payments and benefits described herein in connection with Employee’s termination of employment in exchange for Employee entering into the Release.
E.    Receipt of the payments and benefits described herein requires (1) execution and notarization; (2) delivery to the Company; and (3) non-revocation of the Release, all within the time frames specified in Release.
AGREEMENT
I.    TERMINATION, SEVERANCE PAYMENTS AND BENEFITS
A.    On the Termination Date, Employee’s employment with the Company shall cease, he shall cease to be an officer of the Company, and he shall resign from any positions that he then holds with the Company as of the Termination Date. As of the Termination Date, Employee shall be released from his duties with the Company and cease to have any authority to conduct business on behalf of the Company.
B.    Subject to Section I.D., Employee shall receive the following benefits and payments (collectively the “Payment” or “Benefits”) if Employee (1) executes this Agreement; (2) signs, notarizes and delivers the Release in the form attached hereto as Exhibit A (the “Release”) no earlier than the calendar day following the Termination Date and no later than five calendar days following the Termination Date; and (3) does not revoke the Release prior to the Effective Date (as defined in Section V.D. of the Release):

1.
The Company shall continue to provide coverage under the medical, prescription drug, dental and vision benefit programs under the health care plan for active employees offered by the Company, if any, for Employee and Employee’s eligible dependents, through December 31, 2013 as long as Employee or Employee’s eligible dependents timely and properly pay(s) the same portion of the costs of such coverages as is paid by similarly situated active employees.

2.
Provided that Employee timely elects to receive and properly completes and submits all of the necessary documentation relating to the receipt of COBRA coverage, the Company shall pay the premiums for COBRA continuation coverage for Employee and Employee’s COBRA qualified beneficiaries (the “COBRA Payment”) for a maximum period of eighteen (18) months following the termination of his active-employee benefits (i.e., through June 30, 2015). COBRA assistance is subject to shortening of this period if Employee or Employee’s COBRA qualified beneficiaries become ineligible for COBRA continuation coverage.

3.
Employee shall continue to participate in the Company’s Executive Management Performance Incentive Plan (the “EMPI Plan”) through October 31, 2013 and shall receive a ten-month pro-rata payment, if any, for the 2013 plan year with the bonus payout to be determined based on actual performance during the applicable performance period and paid, less appropriate withholdings and deductions, in a lump sum when (but not prior to the Effective Date), and at the rate, the EMPI Plan bonuses are paid to active employees of the Company, which is expected to be in the first quarter of 2014. Employee shall not participate in the EMPI Plan for 2014 or any subsequent year.

4.	Direct reimbursement of the reasonable fees and expenses of Employee’s chosen outplacement consultant for a maximum period of eighteen (18) months following the Termination Date.
B.    All Payments made pursuant to this Agreement shall be subject to all required and/or customary taxes, withholdings and deductions.
C.    The term “Base Pay” shall mean Employee’s base salary, calculated at Employee’s base salary rate in effect as of the Termination Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.
D.    Should Employee breach any of the provisions of Sections V, VI, VII, VIII, IX, or X of this Agreement, Employee shall be required to return the Payment and Benefits already received under this Agreement in excess of one (1) Month’s Base Pay within seven (7) days of demand by the Company, and shall receive no further Payments or Benefits.
II.    REPRESENTATIONS AND WARRANTIES
Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Agreement.

•	The Company is not obligated to pay, and will not pay, to Employee any Payment or Benefits until this Agreement has become effective.

•	Employee signs this Agreement knowingly and voluntarily, in order to induce Company to provide the Benefits.

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.

•	No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Agreement.

•	The Benefits that Employee will receive in exchange for signing this Agreement and the Release is in addition to anything of value to which Employee is already entitled.

•
The Benefits provided for in this Agreement are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released by this Agreement and the Release.

•
The Payments provided for in this Agreement are not intended to be provided in addition to any payments or benefits that may now be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payment made under this Agreement in excess of one Month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Benefits shall be treated as having been given in exchange for the other terms and obligations of this Agreement and the Release.

•
This Agreement and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Agreement, by which/whom any liability is and always has been expressly denied.

•
As of the date of execution of this Agreement, Employee has not filed any administrative charges or lawsuits arising out of or relating to his employment with the Company or the separation of that employment.

•	As of the date of execution of this Agreement, Employee has no work-related injury and is medically stationary with no impairment of earning capacity.
III.    RELEASE
A.    Employee, for himself, and his marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, the following (referred to as the “Released Parties”):

•	Cliffs Natural Resources Inc.;

•	Cliffs North American Coal LLC;

•	Pinnacle Mining Company, LLC;

•	Oak Grove Resources, LLC;

•	Cliffs Logan County Coal LLC;

•	Cliffs Quebec Iron Mining Limited;

•	The Bloom Lake Iron Ore Mine Limited Partnership;

•	Cliffs Canadian Shared Services Inc.;

•	Northshore Mining Company;

•	Silver Bay Power Company;

•	Tilden Mining Company LC;

•	Empire Iron Mining Partnership;

•	Cliffs Mining Company;

•	Hibbing Taconite Company Joint Venture;

•	United Taconite LLC;

•	The Cleveland-Cliffs Iron Company;

•	Cliffs Mining Services Company;

•	Lake Superior & Ishpeming Railroad Company;

•	Wabush Iron Co. Ltd.;

•	Wabush Mines Joint Venture;

•	Cliffs International Management Company LLC;

•	Cliffs Sales Company;

•	Cliffs Natural Resources Exploration Ltda.;

•	Cliffs Natural Resources Pty Ltd;

•
All affiliates of Cliffs Natural Resources Inc. not already listed above, including any corporation or other entity which is controlled by or under common control with Cliffs Natural Resources Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cliffs Natural Resources Inc. under Sections 414 or 1563 of the Internal Revenue Code;

•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and

•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the individuals.
B.    Without limiting the generality of this Agreement, Employee acknowledges and agrees that this Agreement is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•The Employee Retirement Income Security Act of 1974;
•The Fair Labor Standards Act;
•The Rehabilitation Act of 1973;
•The Occupational Safety and Health Act;
•The Mine Safety and Health Act;
•The Health Insurance Portability and Accountability Act;
•The Age Discrimination in Employment Act;
•The Older Workers Benefit Protection Act;
•The Americans with Disabilities Act;
•The National Labor Relations Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Worker Adjustment and Retraining Notification Act;

•The Lilly Ledbetter Fair Pay Act;
•The Ohio Civil Rights Act;
•State wage payment statutes;
•State wage and hour statutes;
•State employment statutes;
•Any statutes regarding the making and enforcing of contracts;
•Any whistleblower statute; and
•All similar provisions under all other federal, state and local laws.
C.    Without limiting the generality of this Agreement, Employee further acknowledges and agrees that this Agreement is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:
•Breach of an express or an implied contract;
•Breach of the covenant of good faith and fair dealing;

•	Unpaid wages, salary, commissions, vacation or other employee benefits;
•Unjust enrichment;
•Negligent or intentional interference with contractual relations;
•Negligent or intentional interference with prospective economic relations;
•Estoppel;
•Fraud;
•Negligence;
•Negligent or intentional misrepresentation;
•Personal injury;
•Slander;
•Libel;
•Defamation;
•False light;
•Injurious falsehood;
•Invasion of privacy;
•Wrongful discharge;
•Failure to hire;
•Retaliatory discharge;
•Constructive discharge;
•Negligent or intentional infliction of emotional distress;
•Negligent hiring, supervision or retention;
•Loss of consortium; and
•Any claims that may relate to drug and/or alcohol testing.
D.    Employee further understands, acknowledges and agrees that this Agreement is a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of this date, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Agreement.
E.    Employee further understands, acknowledges and agrees that this Agreement waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in any lawsuit brought on his behalf by any other person or entity, including without limitation by the United States Equal Employment Opportunity Commission (EEOC) or any similar state agency. Employee is not, however, waiving the right to file a charge with the EEOC or any similar state agency.
F.    This Agreement shall not be interpreted to release or require the release of the Company or the Released Parties from any:

•	Claims for Payments or Benefits under this Agreement; or

•	Claims for benefits under any pension plan of the Company; or

•	Claims arising out of acts or practices which occur after the execution of this Agreement.
IV.    REPRESENTATION OF UNDERSTANDING OF RELEASE
Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Agreement. Employee represents and warrants that Employee has read all of the terms of this Agreement; and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Agreement.

V.	CONFIDENTIAL INFORMATION AND COVENANTS
Employee represents that, during Employee’s employment with the Company, Employee has not breached any confidentiality agreement to which Employee is a party. Employee further represents and warrants that Employee will continue to abide by the terms of any confidentiality agreement applicable to Employee after the Termination Date.
VI.    RETURN OF COMPANY PROPERTY
A.    Employee agrees to return to the Company all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company. Employee further agrees that he will not retain any documents or other property belonging to Company.
B.    By signing this Agreement, Employee affirms that Employee either (1) has no Company property remaining in his possession or control or, (2) if Employee does have any such property in his possession or control, Employee has provided the Company a list of such property, the reason why Employee has been unable to return it to the Company, and the date by which Employee intends to return such property to the Company.
VII.    COOPERATION
Employee shall cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company. Employee further agrees to execute any documentation necessary to resign any positions that he holds with the Company as of the Termination Date.

VIII.    NON-DISPARAGEMENT
Employee shall not voluntarily make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications that Employee was employed by the Company, Employee’s duties, length of employment, and salary.
IX.    NON-COMPETITION
Employee covenants and agrees that, during the twelve (12) month period following the Termination Date, Employee shall not, directly or indirectly, anywhere in North America, on behalf of any Competitive Business perform the same or substantially the same job duties Employee performed at any time while employed by the Company. For purposes of this Section IX, the term “Competitive Business” shall include any firm, partnership, joint venture, corporation and/or any other entity and/or person that mines, processes, manufactures, markets, distributes, and/or sells iron ore or iron ore related assets.
X.    NON-SOLICITATION
Employee covenants and agrees that, during the twelve (12) month period following the Termination Date, Employee shall not directly or indirectly contact, approach or solicit for the purpose of offering employment to, or directly or indirectly actually hire or cause to be hired by any organization or company with which Employee is affiliated, any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company.
XI.    SEVERABILITY
In the event that any provision(s) of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Agreement shall continue in full force and effect.
XII.    BINDING EFFECT
This Agreement shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.
XIII.    WAIVER
No waiver of any of the terms of this Agreement shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. The Company or Employee may waive any provision of this Agreement intended for its/his/her benefit, but such waiver shall in no way excuse the other from the performance of any of its/his/her other obligations under this Agreement.
XIV.    GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.
XV.    SUBSEQUENT MODIFICATIONS
The terms of this Agreement may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Agreement. No oral agreement may modify any term of this Agreement.
XVI.    ENTIRE AGREEMENT
This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the parties except as expressly stated herein.
XVII.    ATTORNEYS’ FEES AND COSTS
This Section XVII shall not apply to any litigation arising out of a challenge to the validity of the Release under the ADEA, or any litigation in which the validity of the Release under the ADEA is an issue. In the event of litigation arising out of any other alleged breach of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs.
XVIII.    SECTION 409A
The Parties acknowledge that Employee shall incur a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), no later than the Termination Date. Notwithstanding anything in this Agreement to the contrary, if Employee is considered a “specified employee” (as that term is defined in Section 409A), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on employee under Section 409A, be delayed for six months after Employee’s “separation from service” within the meaning of Section 409A, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6) month period. If Employee dies during the six-month postponement period prior to the payment of benefits, the payments which are deferred on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 calendar days after the date of Employee’s death. For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
[Signature Page Follows]

CLIFFS NATURAL RESOURCES INC.

/s/ James Michaud
James Michaud
Executive Vice President, Chief Human Resources Officer

Date: August 21, 2013			/s/ David B. Blake
David B. Blake

STATE OF OHIO	)
	)	ss.
COUNTY OF CUYAHOGA	)

On this 21st day of August, 2013, before me personally appeared David B. Blake, to me known to be the person described in and who executed the Severance Agreement and acknowledged that he executed the same as his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Robert J. Bonko
Notary Public

My Commission Expires:	No expiration date